STOCK OPTION AGREEMENT

                 FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                          OF THE INTERNAL REVENUE CODE
                                 PURSUANT TO THE

                              CFS BANCSHARES, INC.
                         STOCK OPTION AND INCENTIVE PLAN


     STOCK OPTION for a total of _______ shares of Common Stock, par value $.01 per share, of CFS Bancshares, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, is hereby granted to ___________________ (the "Optionee") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Stock Option and Incentive Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price.  The option price is $14.00 for each share,  being 100% of
        ------------
the fair market value, as determined by the Committee in accordance with the Plan, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with
        -------------------
provisions of the Plan as follows:

          (i) Schedule of rights to exercise.
              ------------------------------

           Years of Continuous Employment           Shares Subject to Option
           After Date of Grant of Option             Which May Be Exercised
           ------------------------------           ------------------------

                  Upon Grant                                 -0-
                                                      ------------------

                  Six months after grant                     50%
                                                      ------------------

                  18 months after grant                      50%
                                                      ------------------

     Further, in no event shall this Option be exercisable for six months from the date of grant, except in the event of the death or disability of the Optionee.

          (ii) Method of Exercise. This Option shall be exercisable by a written
               ------------------
notice which shall:

     (a) State the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such person);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check, or in Shares of Common Stock. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions  on  Exercise.  This Option may not be exercised if the
            --------------------------
issuance and delivery of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or regulation or the requirements of any stock exchange upon which the shares may then be listed. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this option to make any representation and warranty to the Company as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

     3. Non-transferability of Option. This Option may not be transferred in any
        -----------------------------
manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     4. Term of Option.  This  Option may not be  exercisable  for more than ten
        --------------
(10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     5. Restrictions on Transfer of Stock.  Shares of Common Stock received upon
        ---------------------------------
the exercise of options shall be subject to a "Right of First Refusal" by the Company prior to a subsequent sale or transfer for value of the Optionee. The right of first refusal shall provide that, prior to any subsequent sale or transfer for value of Common Stock received by the Optionee, such Common Stock must first be offered in writing to the Company. The Company or a benefits plan sponsored by the Company shall have a total of fourteen (14) days (from the date the Optionee gives written notice to the Company) to exercise the right of first refusal on the same terms offered to the Optionee by a prospective buyer. An Optionee entitled to a distribution of Common Stock may be required to execute an appropriate stock transfer agreement (evidencing the right of first refusal) prior to receiving a certificate for such Common Stock.



                                         CFS BANCSHARES, INC.



                                         By ____________________________________


         ________________
         Date of Grant                   Attest:________________________________
         (Seal)

                      INCENTIVE STOCK OPTION EXERCISE FORM

                                 PURSUANT TO THE

                              CFS BANCSHARES, INC.

                         STOCK OPTION AND INCENTIVE PLAN



                                                        ________________
                                                             Date



CFS Bancshares, Inc.
1700 Third Avenue North
Birmingham, Alabama  35203

Dear Sir:

     The undersigned elects to exercise the Incentive Stock Option to purchase ______ shares, par value $.01, of the Common Stock of CFS Bancshares, Inc. under and pursuant to a Stock Option Agreement dated __________________, 1991.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, value at the fair market value of the stock on the date of exercise, as set forth below.

              $____________    of cash or check
               ____________    of Common Stock
              $                Total
               ============

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name____________________________________________________________________________

Address_________________________________________________________________________

Social Security Number__________________________________________________________

                                 Very truly yours,


                                 ____________________________